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                                                                    EXHIBIT 23.1


                              ACCOUNTANTS' CONSENT



The Board of Directors
BancorpSouth, Inc.:


We consent to incorporation by reference in the Registration Statement on Form S-4 of BancorpSouth, Inc. of our report dated January 20, 1998, relating to the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report is included in the 1997 Annual Report on Form 10-K of BancorpSouth, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.


                                           /s/ KPMG Peat Marwick LLP


Memphis, Tennessee
September 9, 1998